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                                                                   EXHIBIT 10.70

                                CREDIT AGREEMENT

     CREDIT AGREEMENT, dated as of June 30, 2000, among Commonwealth Associates, L.P., a New York limited partnership ("Commonwealth"), and drkoop.com, Inc., a Delaware corporation (the "Company").

Commonwealth hereby agrees, subject to the terms and conditions hereof, to make, or to cause one or more of its affiliates to make, loans to the Company, from time to time, in the aggregate principal amount of up to Three Million Dollars ($3,000,000) (the "Loan Commitment"). Loans made hereby shall be in a principal amount equal to One Million Dollars ($1,000,000).

Within three (3) business days of receipt by Commonwealth of a request in writing (a "Written Request") for funding of a loan in accordance with this Agreement, Commonwealth or a designee thereof shall make the loan requested against delivery by the Company of (A) a duly executed promissory note ("New Note") payable to the lender in a form substantially identical to the Bridge Notes (as defined in the placement agency agreement, dated June 23, 2000, between the Company and Commonwealth (the "Placement Agency Agreement")) and (B) a duly executed amendment to the related general security agreement pursuant to which the New Note shall be secured by assets of the Company upon the terms and subject to the conditions specified in the general security agreement (collectively, the "Security Documents").

Notwithstanding anything to the contrary provided herein or elsewhere, Commonwealth shall have no obligation to fund a loan if at the time of a Written Request is received by Commonwealth and prior to funding of the loan requested, there shall be any material default or breach of any term, representation, warranty or covenant provided in any Bridge Note, any New Note previously issued pursuant to this Agreement, the Security Documents or any warrant issued by the Company to Commonwealth or its designee.

     In consideration of the Loan Commitment made by Commonwealth, the Company shall on the date hereof issue to Commonwealth or its designee seven-year warrants to purchase 2,500,000 shares of common stock of the Company at an exercise price of $0.75 per share in a form substantially identical to the Bridge Warrants (as defined in the Placement Agency Agreement). In addition, the Company shall issue on the date of funding of each loan made in accordance with this Agreement to Commonwealth or its designee seven-year warrants to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.75 per share in a form substantially identical to the Bridge Warrants. Upon the issuance of the foregoing warrants, the Company shall deliver to Commonwealth or its designee a duly executed amendment to that certain registration rights agreement, dated June 23, 2000, among the Company, Commonwealth and ComVest Capital Management, LLC pursuant to which the shares of common stock issuable upon exercise of such warrants shall become "Registrable Securities" as defined in such registration rights agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                 drkoop.com, Inc.

                                 By:  /s/ Susan M. Georgen-Saad
                                      ----------------------------
                                      Name:  Susan M. Georgen-Saad
                                      Title: CFO

                                 Commonwealth Associates, L.P.

                                 By:  Commonwealth Associates Management
                                      Company, Inc., its general partner


                                     By: /s/ Joseph P. Wynne
                                         ---------------------------
                                         Name:  Joseph P. Wynne
                                         Title: CFO